Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2020	2019	2020	2019
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,556	$1,731	$4,535	$5,173
Intermodal	700	707	1,924	2,127
Coal	250	403	757	1,306
Total railway operating revenues	2,506	2,841	7,216	8,606

Railway operating expenses
Compensation and benefits	578	682	1,786	2,121
Purchased services and rents	486	423	1,261	1,265
Fuel	126	226	399	730
Depreciation	293	286	867	853
Materials and other	183	228	500	610
Loss on asset disposal	—	—	385	—
Total railway operating expenses	1,666	1,845	5,198	5,579

Income from railway operations	840	996	2,018	3,027

Other income – net	39	22	110	88
Interest expense on debt	155	150	465	452

Income before income taxes	724	868	1,663	2,663

Income taxes
Current	133	119	243	382
Deferred	22	92	78	225
Total income taxes	155	211	321	607

Net income	$569	$657	$1,342	$2,056

Earnings per share – diluted	$2.22	$2.49	$5.21	$7.70

Weighted average shares outstanding – diluted	256.1	264.3	257.2	266.9

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2020	2019
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,359	$580
Accounts receivable – net	883	920
Materials and supplies	247	244
Other current assets	90	337
Total current assets	2,579	2,081

Investments	3,566	3,428
Properties less accumulated depreciation of $11,873 and $11,982, respectively	31,239	31,614
Other assets	795	800

Total assets	$38,179	$37,923

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,273	$1,428
Income and other taxes	257	229
Other current liabilities	386	327
Current maturities of long-term debt	89	316
Total current liabilities	2,005	2,300

Long-term debt	12,634	11,880
Other liabilities	1,701	1,744
Deferred income taxes	6,898	6,815

Total liabilities	23,238	22,739

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 253,985,338 and 257,904,956 shares, respectively, net of treasury shares	255	259
Additional paid-in capital	2,246	2,209
Accumulated other comprehensive loss	(471)	(491)
Retained income	12,911	13,207

Total stockholders’ equity	14,941	15,184

Total liabilities and stockholders’ equity	$38,179	$37,923

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2020	2019
	($ in millions)
Cash flows from operating activities
Net income	$1,342	$2,056
Reconciliation of net income to net cash provided by operating activities:
Depreciation	867	854
Deferred income taxes	78	225
Gains and losses on properties	(14)	(4)
Loss on asset disposal	385	—
Impairment of investment	99	—
Changes in assets and liabilities affecting operations:
Accounts receivable	36	34
Materials and supplies	(3)	(59)
Other current assets	55	40
Current liabilities other than debt	104	(72)
Other – net	(182)	(77)

Net cash provided by operating activities	2,767	2,997

Cash flows from investing activities
Property additions	(1,053)	(1,494)
Property sales and other transactions	291	282
Investment purchases	(6)	(12)
Investment sales and other transactions	(50)	(99)

Net cash used in investing activities	(818)	(1,323)

Cash flows from financing activities
Dividends	(722)	(705)
Common stock transactions	53	21
Purchase and retirement of common stock	(960)	(1,550)
Proceeds from borrowings – net of issuance costs	784	1,404
Debt repayments	(325)	(750)

Net cash used in financing activities	(1,170)	(1,580)

Net increase in cash, cash equivalents, and restricted cash	779	94

Cash, cash equivalents, and restricted cash
At beginning of year	580	446

At end of period	$1,359	$540

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$395	$392
Income taxes (net of refunds)	118	404

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Impairment of Investment

During the third quarter of 2020, we recorded an other-than-temporary impairment of $99 million related to the carrying value of an equity method investment. This non-cash impairment charge is recorded in "Purchased services and rents" on the Consolidated Statements of Income and had a $74 million impact on net income for the third quarter and the first nine months of 2020.

2. Loss on Asset Disposal

In the first quarter of 2020, we committed to a plan to dispose of certain locomotives deemed excess and no longer needed for railroad operations. Specifically, during the first nine months of 2020, the Company recorded a charge related to the loss on the sale of 574 locomotives disposed of in the first nine months, and a write-down of 129 additional locomotives that we are actively marketing to sell. Accordingly, a $385 million loss was recorded to adjust their carrying amount to their estimated fair value.

3. Stock Repurchase Program

We repurchased and retired 5.3 million and 8.4 million shares of common stock under our stock repurchase program during the first nine months of 2020 and 2019, respectively, at a cost of $960 million and $1.6 billion, respectively.

4. Restricted Cash

The "Cash, cash equivalents, and restricted cash" line item on the Consolidated Statements of Cash Flows includes restricted cash of $88 million in 2019, reflecting deposits held by a third-party bond agent as collateral for certain debt obligations which matured on October 1, 2019.